Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘Experts’ in the Registration Statement (Form S-3) and related Prospectus of Cameron International Corporation for the registration of 5,000,000 shares of its common stock related to the Retirement Savings Plan Rescission Offer and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements of Cameron International Corporation and the effectiveness of internal control over financial reporting of Cameron International Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2012 and the financial statement schedule of Cameron International Corporation included therein,  filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 16, 2013